Exhibit (h)(2)(xix)

FORM OF AMENDMENT TO ADMINISTRATION AND

SHAREHOLDER SERVICES AGREEMENT

This Amendment to Administration and Shareholder Services Agreement (this “Amendment”), effective as of [    ], 2020, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Administration and Shareholder Services Agreement, dated as of August 31, 2004, as amended August 12, 2005, August 11, 2006, August 31, 2007, September 15, 2008, November 30, 2009, May 19, 2011, November 30, 2011, April 30, 2013, September 1, 2013, September 1, 2014, April 30, 2015, November 30, 2015 and April 29, 2016 by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to provide for (i) the addition of one separate series of the Trust; (ii) the renaming of an existing series of the Trust; and (iii) the removal of one separate series of the Trust that was liquidated effective March 29, 2019.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.    The addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the removal of the Matthews Asia Focus Fund as set forth on the attached amended Exhibit A.

2.    The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Exhibit A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	By:
Name: John P. McGowan	Name: William J. Hackett
Title: Vice President and Secretary	Title: Chief Executive Officer
Date: [ ], 2020	Date: [ ], 2020

EXHIBIT A

MATTHEWS INTERNATIONAL FUNDS

FUND SCHEDULE

(updated [    ], 2020)

Fund	Effective Date
• Matthews Asia Growth Fund	August 31, 2004
• Matthews Asia Dividend Fund	August 11, 2006
• Matthews Pacific Tiger Fund	August 31, 2004
• Matthews Asian Growth and Income Fund	August 31, 2004
• Matthews Asia Innovators Fund (name changed on April 29, 2016)	August 31, 2004
• Matthews China Fund	August 31, 2004
• Matthews India Fund	August 12, 2005
• Matthews Japan Fund	August 31, 2004
• Matthews Korea Fund	August 31, 2004
• Matthews Asia Small Companies Fund	September 15, 2008
• Matthews China Dividend Fund	November 30, 2009
• Matthews China Small Companies Fund	May 31, 2011
• Matthews Asia Total Return Bond Fund (name changed on January 31, 2020)	November 30, 2011
• Matthews Emerging Asia Fund	April 30, 2013
• Matthews Asia ESG Fund	April 30, 2015
• Matthews Asia Value Fund	November 30, 2015
• Matthews Asia Credit Opportunities Fund	April 29, 2016
• Matthews Emerging Markets Equity Fund	[ ], 2020

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	By:
Name: John P. McGowan	Name: William J. Hackett
Title: Vice President and Secretary	Title: Chief Executive Officer
Date: [ ], 2020	Date: [ ], 2020